Exhibit 99.1

PartyGaming Moves For World Poker Tour Assets with Superior Offer

Los Angeles, CA, August 24, 2009 — WPT Enterprises, Inc. (Nasdaq: WPTE) (“WPTE” or the “Company”) today announced that a subsidiary of PartyGaming Plc, Peerless Media Ltd. (“Peerless Media”), has agreed to purchase substantially all of WPTE’s operating assets other than cash, investments and certain excluded assets. WPTE’s Board of Directors received the offer after privately held investment group, Gamynia Limited, and WPTE announced an asset acquisition agreement, which was terminated after further consideration of the Peerless Media’s financial proposal.

“PartyGaming has been an important partner for a number of years and we are confident that they will be an excellent manager of our brands in the future,” said Steve Lipscomb, President and CEO of WPT Enterprises. “The Board of Directors has determined that PartyGaming’s acquisition proposal is financially superior and we look forward to working with one of the pioneers and leaders in the poker and online gaming markets to provide a strong vehicle for the WPT brand to continue its global expansion and return to online gaming.”

Peerless Media will pay WPTE $12.3 million and will pay WPTE an ongoing 5% participation in gaming and other revenues generated by the assets. Certain payments made by PartyGaming or its affiliates to the Company prior to the close shall be credited on a dollar for dollar basis against the purchase price paid at the close, as more fully described in Section 2.6 of the purchase agreement.

Under the asset purchase agreement, WPTE will sell its television library, including all related intellectual property rights, brand names, trade names, certain assumed contracts and tangible personal property. WPTE will retain its cash and cash equivalents, investments in debt securities and put rights, certain other investment and litigation assets, and future license revenues from certain existing Sponsorship deals for Season Seven of the World Poker Tour.

The net cash proceeds from the asset sale will be retained by WPTE which plans to use the cash to develop or acquire a non-poker related business. WPTE does not currently intend to distribute any proceeds from the asset sale to its stockholders.

Closing Conditions and Stockholder Approval

The asset purchase transaction is subject to specified closing conditions. The obligation of Peerless Media to complete the transaction is subject to the absence of changes or circumstances that are materially adverse to the Company’s financial condition, assets, business or results of operations and other customary closing conditions. The Company’s obligation to complete the asset sale is subject to the approval by the Company’s stockholders of the asset sale transaction and other customary closing conditions. The Company and Peerless Media currently expect to complete the transaction in the fourth quarter of 2009.

The transaction must be approved by a majority of the holders of the Company’s outstanding common stock. To that end, and as described further below, the Company expects to hold a special meeting of stockholders and in connection therewith to mail a proxy statement to its stockholders that will provide additional information concerning the asset sale transaction and the asset purchase agreement. Certain significant Company stockholders, representing approximately 39% of the Company’s common stock, have entered into voting agreements committing to vote in favor of the asset sale transaction to Peerless Media.

Important Additional Information about the Asset Sale will be filed with the SEC

The Company plans to file with the U.S. Securities and Exchange Commission (“SEC”) and mail a proxy statement to its stockholders in connection with the asset sale transaction and the asset purchase agreement. The proxy statement will contain important information about the Company, Peerless Media and the guarantor of Peerless Media’s obligations, ElectraWorks Ltd., and related matters. Investors and security holders are urged to read the proxy statement carefully when it is available.

The Company’s investors and security holders will be able to obtain free copies of the proxy statement and other documents filed by the Company with the SEC through the website maintained by the SEC at www.sec.gov. In addition, the Company’s investors and security holders will be able to obtain free copies of the proxy statement by contacting WPT Enterprises, Inc., Attn.: Investor Relations, 5700 Wilshire Blvd., Suite 350, Los Angeles, CA 90036 or by calling 323-330-9900.

The Company and its directors and executive officers, may be deemed to be participants in the solicitation of proxies with respect to the asset sale transaction and the asset purchase agreement. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the year ended December 28, 2008 and its Proxy Statement dated March 31, 2009, which were filed with the SEC.

About WPT Enterprises, Inc.

WPT Enterprises, Inc. is one of the most recognized names in internationally televised gaming and entertainment with brand presence in land-based tournaments, television, online and mobile. WPTE has led innovation in the sport of poker since 2002, when it ignited the global poker boom with the creation of the World Poker Tour television show. Based on a series of high stakes poker tournaments, the World Poker Tour is now broadcast globally and is currently filming its all-new eighth season for broadcast on Fox Sports Net’s national sports network in the United States. WPTE also offers a unique online subscription and sweepstakes-based poker club, ClubWPT.com, which operates in 38 states across the U.S. WPTE also participates in strategic brand license, partnership and sponsorship opportunities. For more information, see www.worldpokertour.com. (WPTEG)

Safe Harbor for Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by executive officers or directors of the Company) contains statements that are forward-looking, such as expectations about the asset purchase agreement, the retention of the net cash proceeds by the Company, the timetable for completing the transaction, the ability to enter into one or more strategic transactions to combine with another company, future revenues earned by Peerless Media with the Company’s brands and the Company’s participation in the future revenues, and the proxy statement to ask Company stockholders to approve the asset purchase agreement. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the risk that the Company’s stockholders do not approve the asset purchase agreement, the risk that the asset sale is not closed, the risk that the Company does not acquire or develop another business using the net cash proceeds from the asset sale, and the risk that Peerless Media does not earn significant future revenues with the brands and that the Company does not participate in the future revenues. For more information, review the Company’s filings with the SEC.

Contact:	Thomas Flahie, Interim Chief Financial Officer
323-330-9900
tflahie@worldpokertour.com